DAVID E. COFFEY

3651 LINDELL ROAD, SUITE I, LAS VEGAS, NEVADA 89103

_______________________________________________________________________

CERTIFIED PUBLIC ACCOUNTANT (702) 871-3979

June 6, 2001

Capstone International Corporation

Surrey, B.C., Canada

This letter will acknowledge my agreement to include or refer to the financial statements dated May 10, 2001, which I have audited, in the filings with the Securities and Exchange Commissions.

Sincerely,

/S/ DAVID COFFEY

David Coffey C.P.A.